Exhibit 99.1

NEWS RELEASE

Contact:	Suzy W. Taylor
866-652-1810

FirstCity Financial Corporation Reports Fourth Quarter and Full Year 2008 Results

Waco, Texas March 31, 2009……….

Highlights:

•                  FirstCity Financial Corporation reported a fourth quarter 2008 loss of $34.8 million or $3.53 loss per diluted share — net loss for the fiscal year 2008 was $46.7 million or $4.55 loss per diluted share. Impacting the fourth quarter results were the following non-cash charges:

•                  $20.1 million to write-down the deferred tax asset;

•                  $11.3 million of net provisions; and

•                  $2.6 million of foreign currency losses.

•                  FirstCity invested $40.4 million in portfolio acquisitions and other investments during the quarter bringing total acquisitions for the year to $125.2 million.

•                  Liquidity remains adequate and has provided for investments of $73.3 million in portfolio acquisitions and other investments through the 1st quarter of 2009.

Fourth Quarter 2008 and Business Outlook

The fourth quarter of 2008 produced a loss of $34.8 million or $3.53 per diluted share compared to a loss of $1.4 million or $0.12 per diluted share for the fourth quarter of 2007.

Jim Sartain, Chief Executive Officer, said, “While GAAP earnings have been hit hard in 2008 due to the large provisions, tax adjustments and foreign exchange losses, the Company continues to generate positive cash flow from its investments to cover its operating expenses and contribute to current investments. Recent investments are reflecting promising returns, and with the continued availability under our lines-of-credit, the Company expects to be able to take advantage of the current opportunities available in the market. We continue to strive to get the best execution on our acquisitions and monitor our operational costs to be as efficient as possible.”

The Company has also experienced continued growth in the unrealized future gross profit associated with its core portfolio business showing positive growth to $122.3 million at the end of December 2008, which is up from $117 million at the end of September 2008. This is another indicator of the ability of the Company’s business to generate cash flows to support operations.

The current market conditions have created increased opportunities for FirstCity to grow its business through asset acquisition opportunities at attractive margins. These opportunities exist in all of FirstCity’s markets, but management is primarily focused on the numerous opportunities in the U.S. which result from continuing bank failures and the opportunities for acquisition of legacy assets through government programs.

(more)

FirstCity is encouraged with the acquisition prospects and the Company has been actively purchasing these assets. However, most of these transactions are subject to competitive bidding and negotiations, and there can be no assurance as to the ultimate execution of any one transaction.

FirstCity has $350.0 million of credit facility commitments available to finance its portfolio and asset purchases and equity investments in new ventures, and to provide for working capital loans. At December 31, 2008, FirstCity’s maximum borrowing capacity under these credit commitments was approximately $120.0 million (subject to borrowing base requirements of the respective credit facilities). These credit facilities are available to FirstCity through their maturity in November 2010, at which time management expects to negotiate for a maturity date extension. As a result of amendments to certain of our debt agreements as described below, FirstCity is in compliance with all material covenants and requirements set forth in the underlying credit agreements for these credit facilities.

Items effecting comparability of results for the fourth quarter of 2008 are as follows:

As announced on December 15, 2008, the Company recognized a non-cash charge of $20.1 million during the fourth quarter of 2008, as a result of increasing the valuation allowance against the deferred tax asset. We established a full valuation allowance for the deferred tax asset due to the lack of sufficient objective evidence regarding the realization of these assets in the foreseeable future, caused primarily by the negative impact on our results of operations from the continued decline in general global economic conditions, which dramatically weakened in the fourth quarter of 2008. These conditions resulted in significantly higher impairments recorded by the Company in the fourth quarter of 2008.

Provisions for loss of $11.3 million were recorded during the fourth quarter of 2008 compared to $3.2 million in the fourth quarter of 2007. The provisions were recorded to reflect declines in expected realization and delayed timing of asset collections. Of those provisions, $8.2 million were on U.S. assets and $2.9 million relate to assets in Europe. The provisions were split between consolidated portfolios ($6.5 million) and equity investments ($4.8 million) in the fourth quarter 2008.

Foreign exchange losses of $2.6 million were recorded during the fourth quarter of 2008 compared to $0.2 million of foreign exchange gains in the fourth quarter 2007. $2.3 million of the fourth quarter 2008 foreign exchange losses were a result of the devaluation of the Mexican peso.

Selected financial data for the fourth quarter of 2008:

Total assets at the end of the fourth quarter of 2008 contracted to $329 million compared to $347 million at the end of the third quarter of 2008 as a result of the one-time charge and provisions mentioned above. Earning assets at the end of December 2008 stood at $296 million. Common equity at year-end was $50.3 million, resulting in a book value per diluted share of $4.90.

Revenues were up slightly in the fourth quarter of 2008 to $11.5 million compared to $11.0 million in the fourth quarter of 2007. Increased revenue from the special situations (private equity) segment off-set decreases in other components of revenue impacted by lower consolidated collections of $16 million in 2008 compared to $25 million in 2007.

Equity earnings declined to a loss of $7.8 million in the fourth quarter of 2008 from $2.6 million of income in the fourth quarter 2007. The decline is a result of provisions of $4.8 million and foreign currency losses of $3.7 million noted above, as well as lower partnership collections of $23.0 million compared to $44.8 million in the fourth quarter of 2008 and 2007, respectively.

Total operating expenses (excluding provision, interest and income tax expenses) for the quarter were down slightly to $8.3 million from $8.8 million in the fourth quarter 2007.

Total interest expense was down slightly to $4.2 million in the fourth quarter of 2008 from $4.4 million in the fourth quarter of 2007 primarily due to the lower average cost of funds of 7.1% compared to 9.3% a year ago while the average outstanding borrowings was higher during the fourth quarter 2008.

Fiscal year ending December 31, 2008

The full fiscal year of 2008 produced a net loss of $46.7 million or $4.55 per diluted share compared to net income of $2.2 million or $0.19 per diluted share for the full fiscal year of 2007.

Items effecting comparability of results for the year are as follows:

As discussed above, the Company recorded a $20.1 million non-cash charge during the fourth quarter of 2008 as a result of increasing the valuation allowance against the deferred tax asset.

Provisions for loss of $25.9 million were recorded in 2008 compared to $6.3 million for 2007. The provisions were recorded to reflect declines in expected realization and delayed timing of asset collections. Of those provisions, $20.8 million were on U.S. assets, and $1.9 million relate to assets in Latin America and $3.2 million relate to assets owned in Europe. The provisions were split between consolidated portfolios ($17.8 million) and equity investments ($8.1 million) for 2008.

Foreign exchange losses of $2.2 million were recorded during 2008. $1.3 million of these losses were a result of the devaluation of the Mexican peso, while $0.3 million was due to a decline in the Chilean Peso and $0.5 million from volatility of the Euro. This in contrast to foreign exchange gains of $1.1 million for the full fiscal year of 2007.

Selected financial data for the year:

Revenues for 2008 were up to $45.2 million compared to $43.7 million for 2007. While certain components of revenue such as portfolio income were down primarily due to lower consolidated collections of $62.9 million in 2008 compared to $85.9 million in 2007, increased revenue from the special situations (private equity) segment off-set the declines.

Equity earnings declined to $0.2 million for 2008 from $10.9 million for 2007. The decline is a result of provisions of $8.1 million and foreign currency losses of $2.2 million noted above. The decline was also driven by lower partnership collections of $160.8 million compared to $213.6 million for 2008 and 2007, respectively.

Total operating expenses (excluding provision, interest and income tax expenses) for 2008 increased to $38.1 million for 2008 from $31.7 million in 2007. The increases were primarily related to an increase in salaries and benefits of $4.0 million attributable to the first full year of operations for certain operating entities from our special situations segment and additional hiring in anticipation of expected growth during 2008 and beyond; an increase of $2.1 million in asset-level expenses associated with the increase in foreclosed assets over the past 12-18 months; and increased occupancy and other operating expenses of $1.6 million attributable to first full year of operations for certain operating entity investments. These operating expense increases were partially off-set by a $2.2 million decline in accounting and legal costs in 2008 compared to 2007 as a result of additional expenses incurred in 2007 in connection with an independent investigation authorized by the audit committee that was performed and completed in 2007.

Total interest expense for 2008 was down to $16.2 million from $18.1 million in 2007 primarily due to the lower average cost of funds of 7.8% compared to 8.8% a year ago, and slightly lower average outstanding borrowings during the year.

Investment in portfolio acquisitions and other investments approximated $125.2 million for 2008, increasing earning assets to $296.3 million at December 31, 2008, which is up from $243.6 million at December 31, 2007.

Other Corporate Matters

Bank of Scotland Credit Agreements

On March 30, 2009, FirstCity and Bank of Scotland Plc and BoS(USA) Inc. entered into amendments to FirstCity’s loan facilities which amended the definitions of Indebtedness and Tangible Net Worth such that in the determination of tangible net worth and the computation of the ratio of indebtedness to tangible net worth for the fiscal quarters ending December 31, 2008 and thereafter, tangible net worth and indebtedness would be adjusted by deducting non-controlling interests in Subsidiaries from liabilities and adding non-controlling interests in Subsidiaries to equity as will be provided under GAAP for fiscal quarters ending after December 31, 2008.  As a result of these amendments, FirstCity will be in compliance with the financial covenants related to tangible net worth and the ratio of indebtedness to tangible net worth with respect to FirstCity’s financial statements to be delivered for the period ending December 31, 2008.

Prudential Lawsuit

As announced on December 15, 2008, FirstCity disclosed that it had reached an agreement to settle the lawsuit involving the disputed ownership of approximately $18.6 million of proceeds from the demutualization of Prudential Insurance Company. The mediator’s proposal, which was accepted by the claimants on November 25, 2008, would provide FirstCity with 50% of the demutualization proceeds (approximately $9.3 million) if the Court of Appeals affirms the summary judgment in favor of FirstCity; otherwise, the total recovery to FirstCity would be 33.3% of the proceeds (approximately $6.2 million).

Pursuant to the mediator’s proposal, on December 31, 2008, the parties to the suit filed a motion with the Court of Appeals requesting it to abate the appeal, and remand the action to the trial court for approval or disapproval of the settlement on behalf of the class of former employees. The Court of Appeals has jurisdiction of the suit and the trial court’s approval of the settlement is necessary. If the trial court does not approve the settlement the parties will be restored to their positions in the suit prior to the acceptance of the mediator’s proposal.

The mediator’s proposal provides that the parties will enter into a more detailed settlement agreement including mutual releases of all parties. The settlement is subject to approval of the procedure for the settlement by the Court of Appeals and the preliminary approval of the terms of the settlement by the trial court, notice to the class of the action, and final approval by the trial court after hearings on the fairness of the settlement with respect to the class of former employees. The Court of Appeals has not taken any action on the motion filed by the parties to the suit. FirstCity cannot give any assurances as to whether the settlement will be approved by the Court of Appeals or trial court, the time period for the appeal of the final judgment in the event that the settlement is not approved or the timing of receipt or ultimate amount of proceeds to be received, if any.

The current financial statements of FirstCity do not reflect any impact regarding this settlement.

Conference Call

A conference call will be held on Tuesday, March 31, 2009 at 9:00 a.m. Central Time to discuss fourth quarter results. A question and answer session will follow the prepared remarks. Details to access the call and webcast are as follows:

Event:	FirstCity Financial Corporation Fourth Quarter 2008 Conference Call
Date:	Tuesday, March 31, 2009
Time:	9:00 a.m. Central Time
Host:	James T. Sartain, FirstCity’s President and Chief Executive Officer

Web Access:	FirstCity’s web page -	www.fcfc.com/invest.htm or,
	CCBN’s Investor websites -	www.streetevents.com and,
www.earnings.com

Dial In Access:	Domestic	866-543-6407
	International	617-213-8898

	Pass code	29467572

Replay Available on FirstCity’s web page (www.fcfc.com/invest.htm)

FirstCity Financial Corporation is a diversified financial services company with operations dedicated primarily to portfolio asset acquisition and resolution with offices in the U.S. and with affiliate organizations in Europe and Latin America. FirstCity common stock is listed on the NASDAQ Global Select Market (NASDAQ: FCFC).

Forward-Looking Statements

FirstCity may from time to time make written or oral forward-looking statements, including statements contained in this press release, in FirstCity’s filings with the SEC, in its reports to stockholders and in other FirstCity communications. These statements relate to the Company’s strategic objectives and future performance, which are not historical facts, and may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Forward-looking statements include, without limitation, statements regarding our future financial position, business strategy, and plans and objectives of management for future operations, as well as any statement that may project, indicate or imply future results, performance or achievements, and may contain the “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results and outcomes may differ materially from those expressed in, or implied by, our forward-looking statements.

There are many important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, changes in general economic conditions in the United States and local economic conditions in the geographic regions and industries in which the Company operates; availability of investments and investment opportunities; the Company’s ability to project future cash receipts and develop critical assumptions and estimates underlying asset performance; level of non-performing assets, charge-offs and impairment provisions; risks associated with foreign operations; currency exchange rate fluctuations; changes in the interest rate environment and market liquidity; fluctuations in residential and commercial real estate values; adverse movements and volatility in equity capital markets; the degree to which the Company is leveraged; the Company’s continued need for financing; availability of the Company’s credit facilities; ability to obtain additional financing from the Bank of Scotland or any other lender; the impact of certain covenants in loan agreements of the Company and its subsidiaries; risks of declining value of loans, collateral or assets; increased competition in the business in which we operate; credit risk associated with our borrowers’ ability to repay their loans; changes in accounting standards, rules and interpretations; and risk factors and other risks that are described from time to time in the Company’s filings with the SEC including but not limited to its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, available through the Company’s website, which contain a more detailed discussion on the Company’s business, including risks and uncertainties that may affect future results. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the SEC or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

FirstCity Financial Corporation

Summary of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Servicing fees	$2,065	$2,382	$10,813	$10,390
Income from Portfolio Assets	4,993	6,291	20,779	22,754
Gain on sale of SBA loans held for sale, net	—	65	227	723
Interest income from SBA loans	396	474	1,606	2,140
Interest income from loans receivable - affiliates	973	147	2,481	560
Interest income from loans receivable - other	595	306	1,766	3,822
Revenue from railroad operations	68	681	2,542	982
Other income	2,424	686	4,982	2,285
Total revenues	11,514	11,032	45,196	43,656
Expenses:
Interest and fees on notes payable to banks	3,742	4,394	15,432	18,060
Interest and fees on notes payable to affiliates	494	—	816	—
Salaries and benefits	4,953	4,629	20,935	16,932
Provision for loan and impairment losses	6,512	1,125	17,755	2,061
Asset-level expenses	971	1,557	5,632	3,507
Occupancy, data processing and other	2,396	2,692	11,566	11,282
Total expenses	19,068	14,397	72,136	51,842
Equity in earnings of investments	(7,790)	2,629	228	10,944
Gain on sale of subsidiaries and equity investments	—	—	—	207
Earnings (loss) before income taxes and minority interest	(15,344)	(736)	(26,712)	2,965
Income taxes	(19,959)	(415)	(20,204)	(781)
Minority interest	496	(209)	241	1
Net earnings (loss)	$(34,807)	$(1,360)	$(46,675)	$2,185

Basic earnings (loss) per common share are as follows:
Net earnings (loss) per common share	$(3.53)	$(0.14)	$(4.55)	$0.20
Weighted average common shares outstanding	9,865	10,778	10,258	10,786

Diluted earnings (loss) per common share are as follows:
Net earnings (loss) per common share	$(3.53)	$(0.12)	$(4.55)	$0.19
Wtd. avg. common shares outstanding	9,865	11,362	10,258	11,392

Selected Unaudited Balance Sheet Data

	December 31,	December 31,
	2008	2007
Cash and cash equivalents	$19,103	$23,037
Restricted cash	1,217	509
Earning assets:
Portfolio acquisition and resolution assets:
Domestic	167,211	149,717
Latin America	42,426	33,450
Europe	48,612	46,701
Other	228	371
Special situations platform assets	37,786	13,361
Deferred tax asset, net	—	20,101
Service fees receivable and other assets	12,354	10,872
Total assets	$328,937	$298,119

Notes payable to banks	$242,889	$177,329
Note payable to affiliate	8,658	—
Minority interest and other liabilities	27,124	13,967
Total liabilities	278,671	191,296
Total equity	50,266	106,823
Total liabilities and equity	$328,937	$298,119

FirstCity Financial Corporation

Supplemental Information

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Summary Operating Statement Data for Each Segment
Portfolio Asset Acquisition and Resolution segment:
Revenues	$9,267	$10,041	$38,402	$41,887
Equity in earnings of investments	(8,166)	2,629	(724)	10,944
Gain on sale of subsidiaries and equity investments	—	—	—	207
Expenses	(8,243)	(11,037)	(42,339)	(39,443)
Operating contribution before provision for loan and impairment losses	(7,142)	1,633	(4,661)	13,595
Provision for loan and impairment losses	5,930	1,125	17,173	2,061
Operating contribution, net of direct taxes	$(13,072)	$508	$(21,834)	$11,534
Special Situations Platform segment:
Revenues	$2,175	$904	$6,408	$1,330
Equity in earnings of investments	376	—	952	—
Expenses	(1,714)	(843)	(4,891)	(1,432)
Operating contribution before provision for loan and impairment losses	837	61	2,469	(102)
Provision for loan and impairment losses	581	—	581	—
Operating contribution, net of direct taxes	$256	$61	$1,888	$(102)

Portfolio Asset Acquisition and Resolution segment:
Revenues and equity in earnings of investments by region:
Domestic	$3,930	$6,728	$21,462	$32,520
Latin America	(1,163)	3,540	10,158	12,068
Europe	(1,675)	2,388	6,015	8,055
Canada	9	14	43	188
Total	$1,101	$12,670	$37,678	$52,831

Revenues and equity in earnings of investments by source:
Equity earnings	$(8,166)	$2,629	$(724)	$10,944
Income from Portfolio Assets	4,993	6,291	20,779	22,754
Servicing fees	2,065	2,382	10,813	10,390
Gain on sale of SBA loans held for sale, net	—	65	227	723
Interest income from SBA loans	396	474	1,606	2,140
Interest income from loans receivable - affiliates	532	147	1,271	560
Interest income from loans receivable - other	263	98	696	3,492
Other	1,018	584	3,010	1,828
Total	$1,101	$12,670	$37,678	$52,831

Special Situations Platform segment:
Revenues and equity in earnings of investments by source:
Equity earnings	$376	$—	$952	$—
Interest income from loans receivable - affiliates	441	—	1,210	—
Interest income from loans receivable - other	333	208	1,070	330
Revenue from railroad operations	68	681	2,542	982
Other	1,333	15	1,586	18
Total	$2,551	$904	$7,360	$1,330

FirstCity Financial Corporation

Supplemental Information

(Dollars in thousands)

(Unaudited)

Portfolio Purchases and Other Investments:

							FirstCity
	Portfolio Purchases					FirstCity	Investment
			Latin		FirstCity	Investment	in Special
	Domestic	Europe	America	Total	Investment	in Other	Situations	Total
2009
1st Quarter	$70,238	$—	$—	$70,238	$64,907	$6,182	$2,200	$73,289
2008
4th Quarter	$26,363	$1,823	$—	$28,186	$27,183	$10,071	$3,150	$40,404
3rd Quarter	2,912	—	1,576	4,488	3,241	6,040	—	9,281
2nd Quarter	28,427	—	8,314	36,741	33,448	15,443	16,756	65,647
1st Quarter	6,692	—	13,207	19,899	8,435	1,453	—	9,888
Total Year 2008	$64,394	$1,823	$23,097	$89,314	$72,307	$33,007	$19,906	$125,220
Total Year 2007	$121,679	$23,199	$69,455	$214,333	$126,714	$10,476	$11,530	$148,720
Total Year 2006	$136,596	$102,158	$58,236	$296,990	$144,048	$28,181	$—	$172,229

Portfolio Asset Acquisition and Resolution segment:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Aggregate purchase price of portfolios acquired:
Acquisition partnerships
Domestic	$26,363	$5,309	$64,394	$121,679
Latin America	—	4,496	23,097	69,455
Europe	1,823	14,661	1,823	23,199
Total	$28,186	$24,466	$89,314	$214,333

	Purchase	FirstCity’s
	Price	Investment
Historical Acquisitions of Portfolios - Annual:
2008	$89,314	$72,307
2007	214,333	126,714
2006	296,990	144,048
2005	146,581	71,405
2004	174,139	59,762

	December 31,	December 31,
	2008	2007
Portfolio acquisition and resolution assets by region:
Domestic	$167,211	$149,717
Latin America	42,426	33,450
Europe	48,612	46,701
Canada	228	371
Total	$258,477	$230,239

FirstCity Financial Corporation

Supplemental Information

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Analysis of Equity Investments
FirstCity’s average investment:
Domestic, Portfolio Asset Acquisition and Resolution segment	$16,827	$29,693	$20,694	$33,573
Domestic, Special Situations Platform segment	918	—	242	—
Latin America	21,255	21,827	22,836	20,960
Europe	16,216	29,025	26,338	40,405
Europe-Servicing subsidiaries	23,908	6,465	12,223	6,018
Latin America-Servicing subsidiaries	3,696	4,453	4,615	3,588
Total	$82,820	$91,463	$86,948	$104,544

FirstCity’s share of equity earnings (losses):
Domestic, Portfolio Asset Acquisition and Resolution segment	$(1,622)	$(144)	$(1,916)	$2,284
Domestic, Special Situations Platform segment	376	—	952	—
Latin America	(3,724)	495	(2,215)	1,310
Europe	(612)	1,653	5,093	5,948
Europe-Servicing subsidiaries	(1,779)	421	(1,130)	1,152
Latin America-Servicing subsidiaries	(429)	204	(556)	250
Total	$(7,790)	$2,629	$228	$10,944

Selected Other Data:
Average investment in consolidated portfolio assets and loans receivable:
Domestic, Portfolio Asset Acquisition and Resolution segment	$144,457	$135,256	$133,564	$145,555
Domestic, Special Situations Platform segment	28,733	4,213	20,301	1,990
Latin America	21,721	6,714	14,117	7,952
Europe	10,812	5,628	9,648	4,431
Canada	238	369	288	1,255
Total	$205,961	$152,180	$177,918	$161,183

Income from consolidated portfolio assets and loans receivable:
Domestic, Portfolio Asset Acquisition and Resolution segment	$4,882	$6,479	$20,378	$27,122
Domestic, Special Situations Platform segment	774	208	2,280	330
Latin America	745	478	2,571	1,990
Europe	548	104	1,587	369
Canada	9	14	43	188
Total	$6,958	$7,283	$26,859	$29,999

Servicing fee revenues:
Domestic partnerships:
Servicing fee revenue	$329	$316	$2,194	$2,429
Average servicing fee%	11.5%	3.4%	6.5%	3.7%
Latin American partnerships:
Servicing fee revenue	$1,659	$2,041	$8,403	$7,782
Average servicing fee%	30.2%	30.4%	23.3%	26.1%
Incentive service fees	$—	$—	$—	$—
Total Service Fees-Portfolio Assets:
Servicing fee revenue	$1,988	$2,357	$10,597	$10,211
Average servicing fee%	23.8%	14.6%	15.2%	10.7%
Service Fees-SBA loans:	$77	$25	$216	$179
Total Service Fees	$2,065	$2,382	$10,813	$10,390

Collections:
Domestic partnerships	$2,864	$9,389	$33,600	$66,063
Latin American partnerships	8,153	14,059	65,053	56,127
European partnerships	11,950	21,329	62,098	91,422
Subtotal	22,967	44,777	160,751	213,612
Consolidated portfolio assets	16,334	25,071	62,857	85,888
Total	$39,301	$69,848	$223,608	$299,500

Servicing portfolio (face value) at period end:
Domestic	$648,035	$564,828
Latin America	918,065	1,053,299
Europe	1,330,509	1,125,168
Total	$2,896,609	$2,743,295

Number of personnel at period end:
Domestic, Portfolio Asset Acquisition and Resolution segment	84	68
Domestic, Special Situations Platform segment	21	20
Latin America	130	118
Corporate	30	35
Total personnel	265	241

FirstCity Financial Corporation

Supplemental Information

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Year Ended
Illustration of the Effects of Foreign	December 31,		December 31,
Currency Fluctuations	2008	2007	2008	2007
Net earnings (loss) to common stockholders	$(34,807)	$(1,360)	$(46,675)	$2,185
Foreign currency gains (losses), net:
Euro	21	97	(491)	882
Mexican Peso	(2,257)	127	(1,286)	(63)
Argentine Peso	(72)	(14)	(74)	(38)
Canadian Dollar	(41)	4	(61)	247
Chilean Peso	(206)	32	(335)	60

Exchange rate at valuation date:
Euro	0.71	0.68
Mexican Peso	13.54	10.87
Argentine Peso	3.46	3.15
Canadian Dollar	1.22	0.98
Chilean Peso	648.00	497.70

FirstCity Financial Corporation

Schedule of Estimated Unrealized Gross Profit from Portfolio Assets

December 31, 2008

(Unaudited)

	Basis in Portfolio Assets (1), (4)
($ in 000’s)	12/31/2006	12/31/2007	12/31/2008
Domestic	$153,118	151,802	153,148
Europe	46,204	40,340	29,555
Latin America	22,378	26,844	29,867
Total	$221,700	218,987	212,570

	Estimated Remaining Collections (2)
	12/31/2006	12/31/2007	12/31/2008
Domestic	$215,987	195,845	217,347
Europe	61,081	52,617	39,341
Latin America	50,866	68,900	78,211
Total	$327,934	317,363	334,899

	Estimated Unrealized Gross Profit (3)
	12/31/2006	12/31/2007	12/31/2008
Domestic	$62,869	44,043	64,199
Europe	14,877	12,278	9,787
Latin America	28,488	42,056	48,344
Total	$106,234	98,376	122,329

	Estimated Unrealized Gross Profit%
	12/31/2006	12/31/2007	12/31/2008
Domestic	29.1%	22.5%	29.5%
Europe	24.4%	23.3%	24.9%
Latin America	56.0%	61.0%	61.8%
Total	32.4%	31.0%	36.5%

This schedule provides information related to the Company’s ownership interests in consolidated and non-consolidated Portfolio Assets and is provided for informational purposes to give an indication of the future potential Unrealized Gross Profit attributable to those portfolios. These are estimates and will change each period based upon management’s review and evaluation of the individual facts and circumstances surrounding the underlying assets and pools in the Portfolios.

(1) Basis in Portfolio Assets represents FirstCity’s share of the unamortized purchase price of the Portfolios held by the various acquisition entities, some of which are consolidated by FirstCity and others held through equity investments in partnership or similar arrangements.

(2) Estimated Remaining Collections represents FirstCity’s share of future projected cash collections expected from the Portfolios, net of expenses.

(3) Unrealized Gross Profit represents the excess difference between the Estimated Remaining Collections and the Basis in Portfolio Assets.

(4) FirstCity considers Basis in Portfolio Assets a useful measurement of the Company’s underlying holdings and interests in Portfolio Assets. As FirstCity’s share of Basis in Portfolio Assets is considered a non-GAAP measure, the following reconciliation is provided:

	12/31/2006	12/31/2007	12/31/2008
FirstCity’s consolidated Portfolio Assets (as reported in “Portfolio Assets” on the balance sheet of the respective Form 10-K)	$108,696	122,001	148,213
Minority ownership interests in FirstCity’s consolidated Portfolio Assets (component of “Minority interest” liability on the balance sheet of the respective Form 10-K)	(2,005)	(4,474)	(11,460)
FirstCity’s interests in Portfolio Assets held by Acquisition Partnerships (a component of “Assets” as reported in the “Condensed Combined Balance Sheets” tabular disclosure under the “Equity Investments” footnote of the respective Form 10-K)	115,009	101,460	75,817
FirstCity’s basis in consolidated and non-consolidated Portfolio Assets	$221,700	218,987	212,570